Exhibit 99.1

Brilliant Acquisition Corporation: New SEC Guidance Relating to SPAC Warrants, Its Effect on the Company’s Periodic Filings and Compliance with Nasdaq Rules

June 8, 2021 | 5:00 PM (EST) | Source: Brilliant Acquisition

New York, June 8, 2021 (GLOBE NEWSWIRE) -- Brilliant Acquisition Corporation (the “Company”) announced today that, as the result of the U.S. Securities and Exchange Commission’s (“SEC’s”) recent guidance, released on April 12, 2021 relating to the accounting treatment of certain warrants issued in connection with special purpose acquisition company (“SPAC”) issuers, that the Company is conducting an analysis of the effect of the SEC’s guidance (if any) on the accounting treatment of its warrants. The Company’s conclusion as to the proper accounting treatment of its warrants (and corrective disclosures, if any) must be approved by its auditor, Marcum LLP (“Marcum”) before the Company can obtain Marcum’s consent to file its annual report on Form-10Q for the fiscal quarter ending March 31, 2021 (“Form-10Q”).

The Company is currently conducting this analysis and, as such, is unable to timely file its Form-10Q until the assessment, and any modifications or restatements of the Company’s periodic reports, should any be necessary, are complete and accepted by Marcum. The Company notified Nasdaq of this requirement, and the resultant effect of delay on the filing of its Form-10Q. The Company received notice from Nasdaq on June 3, 2021 that it may submit a plan to comply with its obligation to timely file periodic reports pursuant to Nasdaq listing rule 5250(c)(1) and that it is currently not compliant with that rule on the basis of its inability to timely file its Form-10Q, which it expected to be filed on or prior to its due date of May 17, 2021.

While the Company has already started its assessment of the relevant warrant provisions as described above, it also intends to promptly file a plan of compliance with Nasdaq and to complete the assessment of its warrants and filing of its Form-10K as well as its Form-10Q as soon as practicable.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward- looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Dr. Peng Jiang
Chief Executive Officer
Brilliant Acquisition Corporation
+ (86) 021-80125497